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                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

                              (AMENDMENT NO.    )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             MILLIPORE CORPORATION
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               (Name of Registrant as Specified In Its Charter)

                                      N/A
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X] No Fee Required.

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    12a-6(i)(3)

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:
    -------------------------------------------------------------------------
  2) Aggregate number of securities to which transaction applies:
    -------------------------------------------------------------------------
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    -------------------------------------------------------------------------
  4) Proposed maximum aggregate value of transaction:
    -------------------------------------------------------------------------
  5) Total fee paid:
    -------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1) Amount Previously Paid: __________________________________________________
  2) Form, Schedule or Registration Statement No.: ____________________________
  3) Filing Party: ____________________________________________________________
  4) Date Filed: ______________________________________________________________

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


                                     LOGO

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 16, 1998

To the Stockholders of
 Millipore Corporation

  The Annual Meeting of Stockholders of Millipore Corporation ("Millipore") for 1998 will be held at Millipore's Offices, 80 Ashby Road Bedford, Massachusetts 01730 on Thursday, April 16, 1998 at 11:00 a.m. local time, for the following purposes:

  1. To elect for a three-year term (expiring in 2001) the three Class II Directors;

  2. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders of record on the books of Millipore at the close of business on February 20, 1998 will be entitled to receive notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors
                                          John E. Beard, Clerk

Bedford, Massachusetts
March 20, 1998

  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO ASSURE YOUR REPRESENTATION AT THE MEETING.

                             MILLIPORE CORPORATION
                                 80 ASHBY ROAD
                         BEDFORD, MASSACHUSETTS 01730
                                 781 533-6000

                               ----------------

                                PROXY STATEMENT

                               ----------------


  This Proxy Statement is being furnished to stockholders of Millipore Corporation (hereinafter "Millipore" or the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Millipore, and at any adjournments thereof. The meeting will be held at the offices of Millipore, 80 Ashby Road, Bedford, Massachusetts on Thursday, April 16, 1998 at 11:00 a.m. This solicitation of proxies is being made on behalf of Millipore by its Board of Directors. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about March 20, 1998.

  The Board of Directors of Millipore has fixed the close of business on February 20, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. As of February 20, 1998, there were approximately 43,700,000 shares of Millipore Common Stock issued, outstanding and entitled to vote. Each stockholder is entitled to one vote per share of Common Stock held by such stockholder on each matter submitted to a vote.

  All properly executed proxies will be voted at the meeting in accordance with the instructions contained thereon. Unless a contrary specification is made thereon, it is the intention of the persons named on the accompanying proxy to vote FOR the election of the nominees for Directors, and otherwise in the discretion of the proxies. A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted at the meeting by filing with the Clerk of Millipore an instrument revoking it, by submitting a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Attendance at a meeting will not, in and of itself, constitute revocation of a proxy.

  Millipore will bear the costs of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the Directors, officers and employees of Millipore, without additional compensation to them. Arrangements have been made with Corporate Investor Communications, Inc., to solicit proxies from brokerage houses, custodians, nominees and other fiduciaries and to provide for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons. It is estimated that the cost of such solicitation arrangements will be approximately $5,500 plus reimbursement of such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection with the forwarding of solicitation materials.

                          CONFIDENTIAL VOTING POLICY

  Millipore has had in effect since 1992 a Confidential Stockholder Voting Policy which is intended to encourage stockholders to cast votes on issues presented to them as stockholders without concern for the impact that their vote might have on their other relationships with Millipore, whether as employee, supplier, customer, or in any other capacity. The policy provides, among other matters, that Millipore will arrange for the tabulation of all stockholder votes by representatives of its transfer agent or by persons who are otherwise unaffiliated with Millipore and not in the employ of the Company. The persons who tabulate votes and who have custody of proxies, ballots and other voting materials have been instructed as to this policy of confidentiality and to handle all such materials (or to destroy them) in a way that does not reveal the identity and vote of any stockholder specifically, and have been asked to certify compliance with this policy at the completion of each meeting of stockholders.

  Millipore's Confidential Voting Policy does not interfere with the entitlement of its officers, employees and agents to seek the identity of those stockholders who have not voted for the purpose of encouraging them to do so.

  In the event of a proxy contest, or the like, Millipore need not abide by its policy of confidentiality unless the opposition similarly agrees to do so.

  Failure in any instance to conform to this policy shall not invalidate any ballot or proxy or otherwise affect any action taken by stockholders of Millipore.

  Millipore has retained BankBoston, N.A., its Transfer Agent, to tabulate the vote in connection with the matters to be acted upon at the Annual Meeting and has instructed the Bank as to the Company's Confidential Stockholder Voting Policy.

  The holders of a majority in interest of all stock issued, outstanding and entitled to vote are required to be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. When any matter to be acted upon at the Annual Meeting requires, in accordance with the laws of the Commonwealth of Massachusetts, a favorable vote by stockholders who hold at least a majority of the Common Stock outstanding, both abstentions and broker "non votes" will be considered a vote "Against" the matter; when the matter to be acted upon requires only a favorable vote by stockholders who hold either a plurality or a majority of the shares present and eligible to vote at the meeting, abstentions will again be considered a vote "Against" the matter; but broker "non votes" will have no affect on the outcome, i.e., they will not be considered.

                     MANAGEMENT AND ELECTION OF DIRECTORS

  Millipore's By-laws provide for the division of the number of its Directors into three classes. The term of one class of Directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term (except with respect to Directors being elected to fill vacancies).

  Stockholders this year will be voting on the election of the three individuals identified as Class II Directors, whose terms will expire at the Annual Meeting of Stockholders in 2001. Each nominee in Class II is now a director of Millipore: Mr. Butler was elected a director at the 1995 Annual Meeting of Stockholders; Messrs. Caldwell and Bishop were elected directors at meetings of the Board of Directors held in December 1996 and September 1997, respectively. In accordance with the Company's retirement policy for Directors, Dr. Steven Muller (a current member of the Class II Directors), will not be standing for re-election. All nominees have been designated as such by the Board of Directors based on the recommendations of the Board Organization, Nominating and Public Policy Committee, none of the members of which is an employee of Millipore. The other six Directors will continue in office for the remainder of their terms as indicated below.

  Unless otherwise specified, the accompanying form of proxy will be voted for the election of the nominees listed below. A stockholder may withhold his or her vote from any nominee by notation of that fact on the enclosed proxy. All nominees have consented to being named herein and have agreed to serve if elected. If any such nominee should become unable to serve, a circumstance which is not anticipated, the proxies may be voted to fix the number of Directors at such lesser number as are available to serve, or for a substitute nominee designated by the Board of Directors.

  A FAVORABLE VOTE BY STOCKHOLDERS WHO HOLD AT LEAST A PLURALITY OF THE COMMON STOCK OF MILLIPORE PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND VOTING THEREON IS REQUIRED FOR THE ELECTION OF THE CLASS II DIRECTORS.

   NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2001 (CLASS II)
-------------------------------------------------------------------------------


                  Robert C. Bishop, 55, President and Chief Executive Officer, AutoImmune, Inc.



                    Dr. Bishop received his undergraduate degree from the
                  University of Southern California and an M.B.A. from the University of Miami, Florida. He received a Ph.D. degree in Biochemistry from the University of Southern California. In 1976, Dr. Bishop joined American Hospital Supply Corporation
                  (AHSC), a manufacturer and distributor of health care products, and served in various research and development positions until 1981. Dr. Bishop subsequently held a number of senior management positions with AHSC including: Vice President, Planning and Business Development for Laboratory and International businessess (1981-
1984); Vice President, General Manager of Operations, American BioScience Division (1984-1985) and Vice President, Planning and Business Development, Medical Sector (1985-1986). In 1986, Dr. Bishop joined Allergan, Inc., manufacturer of eye care and skin care products, as President of the Allergan Medical Optics Division, becoming Senior Vice President of Corporate Development in 1988. In 1989, he became President of the Allergan Pharmaceuticals Division and President of the Therapeutics Group in 1991. In 1992, Dr. Bishop assumed his current position as President and Chief Executive Officer of AutoImmune, Inc., a biopharmaceutical company; and is a member of the Board of Directors. He has been awarded several U.S. patents in the medical products field. Dr. Bishop serves as a member of the Board of Directors of Quintiles Transnational Corporation. He is also a member of the Emerging Companies Section, Governing Board of the Biotechnology Industry Association.


Member: Audit and Finance Committee              First elected a Director: 1997
-------------------------------------------------------------------------------


                  Samuel C. Butler, 68, Presiding Partner, Cravath, Swaine &
                  Moore



                    Mr. Butler received an A.B. degree from Harvard College,
                  and an LL.B. degree from Harvard Law School where he served on the Harvard Law Review and was a recipient of the Sears Award. Mr. Butler served, in 1954, as law clerk to Mr. Justice Minton of the United States Supreme Court. In 1956, after serving in the U.S. Army, Mr. Butler joined the New York law firm of Cravath, Swaine & Moore, being elected a partner in 1960 and assuming his current position as
Presiding Partner in 1980. He served as a trustee of Vassar College (1969-
1977) and was a member of the Board of Overseers of Harvard College from 1982-1988 (President of the Board, 1986-1988). Mr. Butler is a trustee and Vice President of The Culver Educational Foundation and a member of the Board of Trustees of the New York Public Library. He is also a Director of Ashland Inc. and U.S. Trust Corporation.


Chairman: Audit and Finance Committee            First elected a Director: 1991

-------------------------------------------------------------------------------


                  Robert E. Caldwell, 61, Vice President and General Manager, Digital Semiconductor Division of Digital Equipment Corporation




                    Mr. Caldwell received his B.S. and M.S. degrees in physics from Arizona State University. After serving in various engineering and product management positions: Dickinson Electronics (1966-1968) and Motorola, Inc. (1968-1975), Mr. Caldwell joined Fairchild Camera & Instrument Corporation, a semiconductor manufacturer, in 1975. He served in various management positions: Engineering Manager (1975-1979); Business Unit Manager (1979-1981) and General Manager of the
Gate Array Division of Fairchild (1981-1983), and was granted two U.S. Patents for silicon wafer processing. In 1983, Mr. Caldwell joined Mostek Corporation, a supplier of semiconductor memory as Senior Vice President of the Diversified Products Division of Mostek, and served in that capacity until 1986. From 1986-1990, Mr. Caldwell served as Senior Vice President and General Manager of the Semiconductor Group of Siemens Components, Inc. manufacturer of electronic and electromechanical components. Since 1990, Mr. Caldwell has been Vice President and General Manager of Digital Semiconductor Division of Digital Equipment Corporation, supplier of networked computer systems, software and services.

Member: Management Development and
        Compensation Committee
                                                 First elected a Director: 1996

                        DIRECTORS CONTINUING IN OFFICE

    NOMINEES FOR ELECTION AS DIRECTOR FOR TERM EXPIRING IN 1999 (CLASS III)
-------------------------------------------------------------------------------


                  Charles D. Baker, 69, Professor Business Administration, Northeastern University



                    Mr. Baker received an A.B. degree from Harvard College and an M.B.A. degree from the Harvard Graduate School of Business Administration. Mr. Baker served several years in the United States Navy. In 1955, he joined Westinghouse Electric Corp., where he served in various capacities. In 1961, he became Vice President and Treasurer of United Research, Inc. of Cambridge, Massachusetts. From 1965 through 1969, Mr. Baker was the Vice President and Director of the Transportation Services Group of Harbridge House, Inc., a research and consulting firm. From 1969 to 1970, Mr. Baker served as Deputy Under Secretary of Transportation for the United States Department of Transportation and from 1970 through 1971, he was Assistant Secretary of Transportation for Policy and International Affairs. In 1971, Mr. Baker returned to Harbridge House, Inc., as its President and he served as its Chairman of the Board from 1974 until 1983. In 1984, Mr. Baker resigned his position as a Millipore Director to serve as Under Secretary of the United States Department of Health and Human Services, a position he held from 1984 to 1985. In the Fall of 1985, Mr. Baker left his Government post and accepted the appointment at Northeastern University and, at the same time, he once again became a Millipore Director. Mr. Baker serves on the board of the (Mass.) Group Insurance Commission, the Harvard Medical Center, as well as several public interest organizations.


Member: Board Organization Nominating and
        Public Policy Committee
                                                 First elected a Director: 1979

-------------------------------------------------------------------------------


               Maureen A. Hendricks, 46, Managing Director, Salomon Smith Barney, Inc.

                 Mrs. Hendricks received her A.B. Degree from Smith College in
               1973, and subsequently attended the Harvard Business School Program for Management Development (1980). In 1973, Mrs. Hendricks joined the New York investment banking firm of J.P. Morgan & Co., where she served in various management positions within the firm including International Financial Management (1980-1983); U.S. Banking Department (1984-1988) and Structured Finance (1988-1991). From 1991-1993, Mrs.Hendricks served as the senior manager of the firm's European Equities and Equity Derivatives business in London England, and was a Director of J.P. Morgan Securities Ltd. Mrs. Hendricks returned to New York to serve as the head of the firm's Global Debt Capital Markets and had responsibility for the firm's corporate fixed income activities in North America and was a Director of J.P. Morgan Securities, Inc. In March, 1996, Mrs. Hendricks was named Managing Director in charge of New Business Development of J.P. Morgan. In May, 1997 Mrs. Hendricks joined Salomon Brothers Inc. as Managing Director/Co-Head of Global Energy. With the acquisition of Salomon Brothers by The Travelers Group, she was named Co-Head of the Global Energy and Power Group of the combined Salomon Smith Barney, Inc. Mrs. Hendricks serves on the Board of Directors of the Young Women's Christian Association (YWCA) of the U.S.A. and the New Jersey Shakespeare Festival.




Member:Audit and Finance Comittee        First elected a Director:         1995
-------------------------------------------------------------------------------


               Thomas O. Pyle, 58, Independent Business Advisor and Corporate Director of Healthcare Organizations



                 Mr. Pyle attended Massachusetts Institute of Technology and later studied at the University of Oxford. From 1957-1965, Mr. Pyle served in various capacities in the television production and advertising industries. After receiving his M.B.A. from the Harvard Graduate School of Business Administration in 1967, Mr. Pyle joined the retailing industry and served in various capacities until 1969. From 1969-1972, Mr. Pyle was with the Boston Consulting Group, Inc., becoming a Vice President in
1971. In 1972, he joined Harvard Community Health Plan, Inc., and was Chief Executive Officer and a Director from 1978 to 1991. In 1992, he became Senior Advisor to the Boston Consulting Group, Inc. From October 1993 to September, 1994 Mr. Pyle served as Chief Executive Officer, MetLife HealthCare Management Corp., Inc., subsequent to which he rejoined the Boston Consulting Group, Inc. and served in his prior capacity as Senior Advisor until early 1998. Mr. Pyle has served as a Director of Controlled Risk Insurance Company, Ltd. since 1976 (Chairman 1976-1989). He serves as a director of several healthcare organizations including The Codman Research Group; CareWise; Lincare Holdings, Inc; Preferred Global Health, CAPP Care; and Access Radiology Corporation.


Member: Board Organization
        Nominating and
        Public Policy Committee
                                         First elected a Director:         1987

       TERM EXPIRING AT THE 2000 ANNUAL MEETING OF STOCKHOLDERS (CLASS I)
--------------------------------------------------------------------------------


                 Mark Hoffman, 59, Independent Investor and Consultant

                   Mr. Hoffman received an undergraduate degree from Harvard
                 College, a Masters degree in economics from Cambridge University and an M.B.A. from the Harvard Graduate School of Business Administration. In 1963, as an M.I.T. Fellow in Africa, Mr. Hoffman joined the East African Common Services Organization. In 1966, Mr. Hoffman joined International Finance Corporation (investment banking affiliate of the World
                 Bank). From 1969 to 1974, Mr. Hoffman served as a Director of Hambros Bank, Ltd., London, England. From 1975 to 1981, Mr. Hoffman was a Director, Senior Vice President and Chief Financial Officer of George Weston, Ltd., and was appointed President of its Resource Group in 1981. From 1982 until 1984, when he undertook his current activities as an independent investor and consultant, Mr. Hoffman served as Managing Director of Guinness Peat Group p.l.c., engaged through subsidiaries worldwide in merchant banking, insurance brokerage, leasing, property, energy and other management and financial service activities. Mr. Hoffman is currently Chairman of Cambridge Research Group Ltd., a development capital and technology transfer company in Cambridge, England and of Hamilton Lunn Holdings Limited, an independent advisory and investment firm. Mr. Hoffman also serves as a Director of George Weston Limited, Toronto; Advent International Corporation, Boston; and as Chairman of Guinness Flight Venture Capital Trust PLC, London.




Member: Management Development
        and Compensation Committee
                                            First elected a Director:      1976
--------------------------------------------------------------------------------


                 John F. Reno, 58, Chairman, President and Chief Executive Officer,

                 Dynatech Corporation


                   Mr. Reno received an undergraduate degree from Dartmouth
                 College and an M.B.A. from Northwestern University. In 1964, Mr. Reno joined G. H. Walker & Co., an investment banking firm in New York City, and served in various capacities prior to becoming a partner in that firm. In 1974, Mr. Reno joined Dynatech Corporation, manufacturer of a diversified line of proprietary electronic microprocessor-based equipment, instruments and systems, as General Manager and President of the Cryomedical Division. He subsequently held a number of senior management positions, including Vice President for Corporate Development (1979); Senior Vice President for Corporate Development (1982); Executive Vice President
(1987) and President and Chief Operating Officer (1991). Mr. Reno assumed his current position as President and Chief Executive Officer in 1993, Chairman in 1996, and is a member of the Board of Directors. He is a Trustee and Vice-Chairman of the Boston Museum of Science and Chairman of the Nominating Committee. Mr. Reno is the founder of "A Better Chance" program for disadvantaged youths in Winchester, Massachusetts, and a Director of the Massachusetts Business Roundtable and the Massachusetts Telecommunications Council.


Chairman: Management Development
          and Compensation Committee
                                            First elected a Director:      1993

-------------------------------------------------------------------------------


                C. William Zadel, 54, Chairman, President and Chief Executive Officer,

                Millipore Corporation



                  Mr. Zadel graduated from the United States Military Academy at West Point, N.Y., where he received a Bachelor of Science degree and his commission in the U.S. Marine Corps in 1965. He also received an M.B.A. from the University of Chicago. After completing his military service in 1969, Mr. Zadel joined Quaker Oats Co., a consumer products manufacturer, where he served in several management positions in that Company's personnel, manufacturing and marketing operations. From 1974, when he joined Johnson & Johnson, Co., until 1977, Mr. Zadel served in various management capacities with this manufacturer of medical and healthcare products and supplies. In 1977 Mr. Zadel became Manager of Corporate Strategic Planning for Abbott Laboratories, a pharmaceutical and diagnostic device manufacturer, assuming the position of General Manager of Abbott Medical Electronics Corporation in 1979. In 1983, he joined Corning Glass Works (now Corning Inc.), a manufacturer of laboratory science and speciality materials, as Vice President of Business Development, becoming Senior Vice President of Corning's Americas Operations in 1985. In 1986, Mr. Zadel became President and Chief Executive Officer of the Ciba Corning Diagnostics Corp. (the joint venture between Ciba-Geigy, a Swiss pharmaceutical company and Corning Inc., which became a wholly-owned subsidiary of Ciba-Geigy in 1989 and was acquired by Chiron Corporation in 1995). On February 20, 1996, Mr. Zadel was elected, effective April 1, 1996, Chairman, President and Chief Executive Officer of Millipore Corporation. Mr. Zadel currently serves on the Board of Directors of Kulicke and Soffa Industries, Inc.; Matritech, Inc. and Zoll Medical Corporation. He is a Trustee, and member of the Nominating and Marketing Committees of the Boston Museum of Science and a member of the American Business Conference. Mr. Zadel also served as Chairman of the Health Industry Manufacturers Association (1994-1995).

                                           First elected a Director:       1996

COMMITTEES, MEETINGS AND FEES OF DIRECTORS

  The Millipore Board of Directors has three standing committees.

  The Audit and Finance Committee is responsible for recommending the selection of the independent accountants; reviewing the scope of and fees for services rendered as well as the results of the independent audit; reviewing matters relating to internal audit functions; establishing policy as to those services which may be performed by Millipore's principal independent accountants; reviewing Millipore's policies and procedures concerning business ethics and internal controls; and reviewing Millipore's annual reports. This Committee also reviews Millipore's short term and long term financial plans, and other matters concerning corporate finance as well as the financial position of the Trust for Millipore Corporation Invested Employee Plans in order to assure that sufficient provision has been made to meet the financial obligations of such plans. The Audit and Finance Committee met three times during 1997.

  The Board Organization, Nominating and Public Policy Committee recommends nominees for election as directors to the full Board of Directors. It also evaluates and makes recommendations with respect to the structure of the Board itself, the responsibilities and membership of the various Committees of the Board, and the role of the Board in relation to management. In addition, it serves a public policy function, which includes consideration of questions of social responsibility. In its nominating capacity, this Committee considers recommendations for nominee candidates from other directors, management and stockholders. Stockholders wishing to submit candidates for consideration as nominees may do so by directing an appropriate letter and resume to Jeffrey Rudin, Vice President and General Counsel of Millipore. The Board Organization, Nominating and Public Policy Committee held four meetings during 1997.

  The Management Development and Compensation Committee is composed of independent directors who are not officers or employees (or former officers or employees) of the Company and do not have "interlocking" or other relationships with Millipore that would detract from their independence as Committee members. It reviews the qualifications of Millipore's officers and nominates them for election by the full Board. It also fixes, subject to approval by the full Board, the annual compensation of the Chief Executive Officer and approves the compensation of all other elected officers. This Committee also considers compensation plans for management and administers Millipore's Management Incentive Plan and equity incentive plans. (See "Management Development Compensation Committee Report on Executive Compensation at Millipore.") It has responsibility for the periodic examination of Millipore's overall compensation structure. In its development capacity, it reviews organizational concepts, the development and promotion potential of Millipore's senior level of management as well as its long range personnel needs and its training and education activities. This committee met four times during 1997.

  During 1997, the Millipore Board of Directors held five meetings. Members of the Board of Directors received an annual retainer of $19,000, plus $1,000 for each Directors meeting attended. Directors serving as Chair of the committees received an additional $2,500 annual fee. Mr. Zadel receives no compensation, other than that listed in the Summary Compensation Table below, for service as a Director. All Directors attended at least 75% of the Board and relevant committee meetings held during 1997.

  Directors may elect to defer all or any portion of their fees into Millipore Common Stock deferred compensation phantom stock units by entering into agreements with the Company whereby fees otherwise payable for services as a director are transferred to the director's deferred compensation stock unit account ("deferred account"). Each agreement provides for the conversion of amounts held in the deferred account into that whole number of deferred compensation phantom stock units based upon 100% of the fair market value of Millipore Common Stock on the conversion dates (either quarterly or semiannually) specified by the agreement ("Purchased Units"). Dividends declared on Millipore Common Stock are also credited to the director's deferred account in the form of Purchased Units. (See Footnote (1) to table on p. 20.) Upon retirement from the Board of Directors, the Purchased Units in the director's deferred account are converted to cash equivalents, based upon a formula specified in the agreement, and distributed to the director in annual installments over ten years, or in a lump sum payment in the event of a director's death prior to retirement.

  During 1997, the following directors received or were entitled to receive additional compensation from Millipore as follows: Dr. Robert Bishop, $1,000, for consulting services rendered in the area of technology assessment; Dr. Steven Muller, $13,000, for consulting services rendered in the areas of diversity and public policy.

  In addition to the compensation set forth above, "Eligible Directors" (those who are not employees of Millipore) receive stock options to purchase shares of Millipore Common Stock under the terms of the 1989 Stock Option Plan for Non-Employee Directors (the "1989 Plan"). Mr. Zadel is not an Eligible Director. Under the terms of the 1989 Plan, each Eligible Director receives an option to purchase 4,000 shares of Millipore Common Stock on the date of his or her first election, and thereafter automatically receives an additional option to purchase 2,000 shares of Millipore Common Stock at the first Board of Directors meeting following an Annual Meeting of Stockholders. The exercise price of each option is 100% of the fair market value (as defined in the 1989
Plan) at the time the option is granted. Each option becomes exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant. In the event of a recapitalization, stock dividend, split-up or combination of shares, merger or consolidation, an appropriate adjustment in the option price and number of shares granted shall be made. Unless otherwise agreed to by the Company, upon termination of service as a Director, options held by the Eligible Director which are not then exercisable shall terminate, except that exercise of options after termination of service as a director is provided for in cases where such service terminates as a result of incapacity or death and, with respect to options granted after December 1, 1997, the 1989 Plan has been amended to provide for the exercise of options after retirement (at the mandatory retirement age) of a director from the Board of Directors.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION AT MILLIPORE

  The Management Development and Compensation Committee of the Board of Directors ("the Committee") has furnished the following report on its policies and procedures with respect to determining compensation for Millipore's executive officers for 1997. The tables and textual information set forth following the report (pp. 14-17) disclose such compensation for the five most highly compensated executive officers for 1997.

  In establishing the amount of compensation in all forms for the Chief Executive Officer ("CEO") as well as the other executive officers of the Company, the Committee operates pursuant to a set of written "Guiding Principles." (The Principles in effect in December 1996 for compensation to be paid in 1997 were revised in December 1997 -- see below). Operating pursuant to these Principles, the Committee annually establishes total targeted cash compensation (salary plus incentive payment expected to be earned if "target performance" (described below) is met) for the Chief Executive Officer and for the other executive officers as well. The total targeted cash compensation for the CEO is intended to be competitive with those of a group of companies to which Millipore compares itself in terms of pay levels of the CEO and which represent those kinds of companies to which it would look for executive talent (the "Comparables"). Total Cash Compensation is targeted near the midpoint of the total cash compensation paid to chief executive officers of the Comparables, adjusted for differences in their revenues from those of Millipore. Total targeted cash compensation for the other executive officers is simultaneously set within the same range by reference to data on officers with similar job responsibilities in other like-sized corporations (not necessarily the Comparables) provided to Millipore by an outside consulting firm, and an evaluation of the particular officer's performance during the year. While the CEO Comparables in effect in 1996 for compensation to be paid in 1997, are substantially the same as those used in prior years, they are not all of the same companies that would be included in a peer group established to compare stockholder returns and are not, with one exception, the same companies included in the S&P Manufacturing-Diversified Industrial Index reflected in the performance graph on p. 13.

  Under the Management Incentive Plan which provides the variable portion of target cash compensation, levels of corporate performance are defined in relation to the corporate goals as "threshold" performance (minimum performance for which any incentive payment will be made); "target" performance (typically, the projected corporate performance); and "stretch" (a level of corporate performance considered to be outstanding). If corporate performance is below the target performance, but above the threshold, some incentive payment will be payable but not full target incentive payment; if corporate performance exceeds target, extra incentive payment will be payable. Target incentive opportunities ranged from 10% to 50% of base salary for participants (approximately 90 people in 1997) depending upon the participant's position and level of responsibility within the Company.

  The Committee approves the mix of corporate financial performance goals (including division and geographic financial performance goals for senior managers having divisional or geographic responsibilities) and individual performance goals that result in the actual incentive payment. Corporate financial performance comprises at least two thirds of the incentive payment entitlement of the CEO and those other executive officers with no particular divisional or geographical responsibility. Besides approving corporate and divisional goals, the Committee establishes personal goals for the CEO, and reviews the establishment by the CEO of the personal goals for the other executive officers.

  At the time of the submission of the annual corporate budget and based in part on the objectives reflected therein, the Committee reviews and approves for the subsequent year, the corporate performance goals and their respective "weights." At its December 1996 meeting, the Committee approved performance goals relating to growth in Sales, Contribution and Cash Flow for 1997. Growth in Sales was given the most "weight" and Cash Flow the least. The Committee also established 1997 personal goals for the CEO which focused on sales growth, implementation of long-range strategic business plans, development of a senior management team and increase in shareholder value. Further, the Committee reviewed the establishment by the CEO of the personal goals for the other executive officers of the Company, which included long-range product and market development; human resource development and customer satisfaction programs; operating efficiencies and process improvement.

  Upon review (in December 1996) of the base salaries paid to the chief executive officers of the Comparables, Mr. Zadel's base annual compensation for 1997 was fixed at $550,000. The difference from the base salary he received in 1996 ($500,000, pro-rated from April 1, 1996, the effective date of his election as President, Chief Executive Officer and Chairman of the Board of the Company) resulted from analysis of data for other executive officers with similar job responsibilities and took into account the percentage increases awarded by the comparable companies to their chief executive officers. That portion (i.e., 50% of base salary) of Mr. Zadel's total targeted cash compensation dependent upon the Company meeting its targeted (projected corporate performance) goals, would remain as in the prior year. Adjustments in the base salaries of three of the other executive officers for 1997 resulted as well. Other base salaries were held level in order to give effect to cash bonus opportunities upon achievement of the targets specified in the

Incentive Plan. After giving effect to the Guiding Principles as revised (see below), the number of stock options granted to Mr. Zadel in December 1997 was 43,000 and the number of shares of Restricted Stock awarded, 5,600.

  In late 1997, the Committee reviewed, with the assistance of outside experts in executive compensation, the Company's compensation practices. Based on data reviewed, the Committee approved an adjustment to the criteria for selection of the Comparables which included within that composite companies aligned with Millipore in terms of strategic direction, markets and industries served, and to which Millipore would also look for executive talent. In December 1997 the Guiding Principles were revised with respect to total targeted cash compensation (salary plus incentive payment) to be paid in 1998 and subsequent years to the CEO and the other executive officers. Similar revisions to the Principles conformed the Company's total compensation program (cash and equity incentives) for the CEO and the other executive officers to be competitive with compensation programs of the Comparables, as adjusted.

  In establishing the total compensation for the CEO and the other executive officers in December, 1997, equity compensation was determined in accordance with the Guiding Principles, as revised. In addition to non-qualified stock options, restricted stock was included as a component of total equity compensation as an incentive to align executive officers' interests with corporate performance goals and stockholder values, and to retain key employees of senior management who are in positions to make substantial contributions to the successful conduct of Millipore and its business. (Total equity compensation as a percentage of total cash compensation remained substantially the same as in prior years, with stock options being a major portion of such equity compensation.)

  Stock Options are a form of equity incentive whereby all value in the stock option is associated with an increase in share value. Options are granted at fair market value and become exercisable in cumulative increments of 25% per year on each of the first four anniversaries after the date of the grant and expire ten years after the date of the grant. "Restricted Stock" refers to stock which may be forfeited by the executive upon termination of employment within a specified period (usually four years) for any reason other than death, disability or retirement. The Plan has been amended with respect to restricted stock awarded in December 1997 to allow for certain acclerated vesting of these shares if certain corporate financial conditions are satisfied. During the pendency of such restrictions, the employee is entitled to receive dividends and to vote the restricted stock.

  The number of stock options and restricted stock for each executive officer are determined by taking certain percentages of the total targeted cash compensation for the current year and dividing that amount by the fair market value per share at the time the options and restricted stock are granted. The percentages, which fall within a pre-set range, are set annually by the Committee for the CEO, and by the CEO (subject to approval of the Committee) for the other executive officers and depend in each case on subjective evaluation of the performance of the officer under consideration and, therefore, may vary from year to year. At the same time the Committee takes into account the total number of options and restricted stock previously granted which remain outstanding.

  At its meeting in February, 1998, the Committee reviewed the results of financial operations for 1997 and noted that corporate performance exceeded threshold performance but did not meet target (budget) performance goals for that year. Having evaluated the level of accomplishment of personal goals established for the CEO and the other executive officers, the Committee approved the incentive payments for the eligible group (paid in February of 1998) in the amounts set forth in the Summary Compensation Table below.

  The Management Incentive Plan provides that an award to any one participant cannot exceed $1 million in any one year. The Plan is a stockholders' approved "performance-based" plan under Section 162(m) of the Internal Revenue Code of 1986. Bonus awards under the Plan will be deductible even if they would raise total cash compensation above $1 million for any of the Company's senior executives named in the Summary Compensation Table, if the conditions for deductibility otherwise are met.

  The Committee tests the salary and option decisions which are made for the CEO and for the other executive officers of Millipore by reference to data furnished by outside compensation consultants. These tests involve comparison of short-term and long-term awards made by Millipore with similar awards made by companies in a number of different groups for which statistics are available. The differences between the amounts set by Millipore, using its group of comparables, with those that would be set using other populations of companies have to date been insignificant. Millipore periodically reviews with the assistance of outside experts in executive compensation the method by which it sets both total cash and equity compensation for its executives. Reviews by the Committee prior to that of 1997 referred to above were undertaken in 1994 and 1991.

  The foregoing report has been furnished by the Management Development and Compensation Committee.

                                          John F. Reno, Chairman
                                          Robert E. Caldwell
                                          Mark Hoffman

COMPARATIVE PERFORMANCE GRAPH

  The graph below compares the five-year cumulative total return, including the reinvestment of all dividends, starting from "100" on December 31, 1992 through December 31, 1997, among Millipore, the S&P 500 Index and the S&P Manufacturing-Diversified Industrial Index (including Millipore). It assumes $100 invested on December 31, 1992 in each of the two indices and in Millipore.


                                     LOGO

  --------------------------------------------------------------------------------------------
                                               Dec. 92 Dec. 93 Dec. 94 Dec. 95 Dec. 96 Dec. 97
  --------------------------------------------------------------------------------------------
   S&P 500                                     100.00  110.08  111.53  153.45  188.68  251.63
  --------------------------------------------------------------------------------------------
   S&P Manufacturing-Diversified Industrials   100.00  121.40  125.66  176.95  243.86  290.40
  --------------------------------------------------------------------------------------------
   MIL                                         100.00  115.01  140.76  241.52  245.30  203.20
  --------------------------------------------------------------------------------------------

  The information which forms the basis for the graph above has been provided by Standard & Poor's Compustat, a division of McGraw-Hill.

EXECUTIVE COMPENSATION

  The following table sets forth all cash compensation as well as certain other compensation paid or accrued through February 20, 1998, to each of the five most highly compensated key policy making executive officers for services rendered in all capacities to Millipore and its subsidiaries during each of Millipore's fiscal years ended December 31, 1997, 1996 and 1995.

                          SUMMARY COMPENSATION TABLE

                          ANNUAL COMPENSATION*   LONG TERM COMPENSATION**
                         ----------------------- ------------------------
                                                          AWARDS
NAME AND PRINCIPAL                               RESTRICTED  SECURITIES
   POSITION OR                                     STOCK     UNDERLYING      ALL OTHER
 NUMBER IN GROUP         YEAR SALARY(1) BONUS(2) AWARDS(3)  OPTIONS(#)(4) COMPENSATION(5)
------------------       ---- --------- -------- ---------- ------------- ---------------
C.William Zadel          1997 $550,000  $241,901  $190,050      43,000       $ 58,410
Chairman, President and  1996  375,003   113,538   956,250     160,000         32,496
Chief Executive Officer  1995  000,000         0         0           0              0

Hideo Takahashi          1997 $298,017  $ 86,237  $ 71,269      15,800       $100,061
Vice President and       1996  295,753    78,144         0      12,700        171,661
President, Nihon         1995  370,583   151,407         0      15,400        193,157
Millipore Ltd.

Douglas B. Jacoby        1997 $288,456  $ 76,122  $ 69,572      15,300       $ 33,060
Vice President           1996  249,996    45,725         0      18,600         38,158
                         1995  249,996    97,500         0      17,800         25,026

Michael P. Carroll       1997 $200,004  $ 90,301  $ 49,209      10,600       $ 23,240
Vice President           1996  181,680    33,791         0      11,200         25,912
                         1995  181,680    68,492         0      11,000         17,044

John E. Lary             1997 $184,620  $ 50,399  $ 44,119       9,800       $ 18,148
Vice President           1996  176,923    32,907         0      11,000         20,374
                         1995  195,516    77,522         0      11,900         14,254

Footnotes to Summary Compensation Table

* Column captioned "Other Annual Compensation" (personal benefits and perquisites) has not been included, as compensation in the form of personal benefits for 1997 did not exceed the lesser of $50,000 or 10% of compensation (salary plus bonus) reported above for executive officers individually.

** Column captioned "Payouts" has not been included because Millipore does not have any long term incentive plans.

(1) Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code during the fiscal years specified. Amount of compensation set forth in 1996 for Mr. Zadel is for the nine-month period commencing April 1, 1996. Amounts set forth for Mr. Takahashi have been converted from local currency to U.S. dollars based on the foreign currency exchange rate for December 31 in each of the years indicated. Michael P. Carroll was appointed president of Millipore Asia Ltd. in early 1997 and resigned as Chief Financial Officer and Treasurer of the Company on June 30, 1997 upon the election of Francis J. Lunger. Mr. Carroll remains a Vice President of Millipore.

(2) Amounts set forth for 1995, 1996, and 1997 indicate amounts paid in 1996, 1997 and 1998, respectively, under the Management Incentive Plan for the achievement of corporate performance and personal goals in each of the prior years. (See "Compensation Committee Report on Executive Compensation at Millipore"). Amount set forth in 1996 for Mr. Zadel is for the nine-month period commencing April 1, 1996. Amount set forth in 1997 for Mr. Carroll includes a one time payment of approximately $35,000 in recognition of his performing services as Chief Financial Officer of the Company, as well as President of Millipore Asia Ltd., during the six (6) month period ending June 30, 1997.

(3) Restricted Stock awarded by the Committee in December of each year relates to compensation of the named executive officers to the extent its value increases as a result of enhanced Company performance. The value of Restricted Stock is determined by multiplying the number of Restricted Shares awarded by closing price of Millipore Common Stock on the effective date of the grant. On January 1, 1998, the following executive officers held the total number/current market value of Restricted Stock (determined by multiplying the number of shares by the closing price of Millipore Common Stock on December 31, 1997 ($33.9375/share)): Mr. Zadel, 25,600/$868,800; Mr. Jacoby, 2,050/$69,572; Mr. Takahashi 5,500
    shares/$186,657; Mr. Carroll, 4,050 shares/$137,447 and Mr. Lary, 3,900 shares/$132,357. Dividends are paid on Restricted Stock at the same rate as are paid to all stockholders.

(4) Stock options are granted by the Committee in December of each year and relate to the total cash compensation of the named executive officer for the current year. (See "Stock Options Granted in 1997" and "Management Development and Compensation Committee Report on Executive Compensation at Millipore.")

(5) Includes: (a) amounts contributed by the Company under its tax-qualified defined contribution profit sharing plan to Messrs. Jacoby, Carroll and Lary of $10,692 each; (b) Company "matching" contributions on compensation deferred pursuant to its tax-qualified plan under Section 401(k) of the Internal Revenue Code of $2,375, $2,375, $2,375 and $3,141 to Messrs. Zadel, Jacoby, Carroll and Lary, respectively; (c) total amounts deferred under the Company's non-qualified supplemental defined contribution and savings plans to provide certain executives with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of compensation which may be deferred under tax-qualified plans: $7,578; $19,993, $10,173 and $4,315, to Messrs. Zadel, Jacoby, Carroll and Lary, respectively; and (d) amounts accrued in a non-qualified deferred compensation account to provide Mr. Zadel with those benefits provided by the Company's defined contribution and defined benefit plans as if he met the eligibility requirements for those plans for that period of time until he actually meets such requirements. Amounts included for Mr. Takahashi represent annual accruals by Nihon Millipore Ltd. for a retirement allowance under the Nihon Millipore Ltd. Retirement Plan. (See "Pension Plans" at p. 18.)

STOCK OPTIONS GRANTED IN 1997

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table (i) the number of shares of Millipore Common Stock, $1.00 par value, subject to stock options granted under the Millipore Corporation 1995 Combined Stock Option Plan ("1995 Plan") during the period January 1, 1997 - December 31, 1997, (ii) the percentage that each grant represents of the total number of shares subject to stock options granted under the 1995 Plan to all employees during the period; (iii) the exercise price; (iv) the expiration date and (v) the present value per option at the date of grant (December 11,1997) of the options granted using the Black-Scholes methodology. Under the 1995 Plan, no options may be granted to Directors who are not employees of Millipore.

                                             INDIVIDUAL GRANTS(1)
                         ------------------------------------------------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING   GRANTED    EXERCISE OR             GRANT DATE
                          OPTIONS   TO EMPLOYEES BASE PRICE  EXPIRATION PRESENT VALUE
NAME                     GRANTED(#)   IN 1997     ($/SHARE)     DATE    ($10.688)(2)
----                     ---------- ------------ ----------- ---------- -------------
C. William Zadel........   43,000       6.2%      $36.9375   12/11/2007   $459,584
Hideo Takahashi.........   15,800       2.3%      $36.9375   12/11/2007    168,870
Douglas B. Jacoby.......   15,300       2.2%      $36.9375   12/11/2007    163,526
Michael P. Carroll......   10,600       1.5%      $36.9375   12/11/2007    113,293
John E. Lary............    9,800       1.4%      $36.9375   12/11/2007    104,742

--------
(1) The 1995 Plan provides that all options shall be exercisable at a price of not less than 100% of the fair market value of Millipore Common Stock on the date of grant, subject to adjustment by the Board of Directors to reflect stock splits or stock dividends. Options become exercisable in annual cumulative increments of 25% commencing on the first anniversary of the date of grant and all options expire no later than 10 years after the date of grant. Unless otherwise agreed to by the Company, options expire upon termination of employment, except when employment terminates as a result of incapacity or death, and with respect to options granted after December 1, 1997, the 1995 Plan has been amended to provide automatically for the exercise of options after retirement from the Company. Options can be exercised by delivery of cash or shares of Millipore Common Stock having a fair market value on the date of delivery equal to the full purchase price. In the event of certain corporate transactions or a change in the composition of the Board of Directors giving rise to an "impending change of control" all options previously granted to certain executive officers become immediately exercisable (see "Executive Termination Agreements" below).

(2) The fair market value of each option granted is estimated on the date of the grant using the Black-Scholes model with the following weighted average assumptions in 1997: risk free interest rate of 5.86%; expected life of five years; expected volatility of 25% and expected annual dividend increase of $.04 per year.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997 AND DECEMBER 31, 1997 VALUES OF UNEXERCISED STOCK OPTIONS

  The following table shows, as to those executive officers of Millipore listed in the Summary Compensation Table above, information with respect to unexercised options to purchase Millipore Common Stock granted in 1997 and prior years under the 1995 Plan (and the predecessor 1985 Combined Stock Option Plan).

                                                          NUMBER OF SECURITIES  VALUE  OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED IN THE MONEY OPTIONS
                                                          OPTIONS AT 12/31/97      AT 12/31/97 (2)
                         SHARES ACQUIRED      VALUE           EXERCISABLE/           EXERCISABLE/
NAME                     ON EXERCISE (#) REALIZED ($)(1)     UNEXERCISABLE          UNEXERCISABLE
----                     --------------- --------------- ---------------------- ---------------------
C. William Zadel........          0                0             40,000/                   $0/0
                                                                163,000

Hideo Takahashi.........      6,000         $122,250             86,325/             $1,171,963/
                                                                 38,975                  60,987

Douglas B. Jacoby.......     22,000         $524,300             75,700/               $904,632/
                                                                 44,700                  67,138

Michael P. Carroll......          0                0             23,750/               $200,990/
                                                                 28,850                  44,587

John E. Lary............          0                0             54,450/               $543,248/
                                                                 28,450                  46,613

--------
(1) Measured by the difference between the exercise price of the option and the fair market value of Millipore Common Stock on the date of exercise (prior to the payment of taxes).

(2) Measured by the difference between the closing market value of Millipore Common Stock on December 31, 1997 ($33.9375 per share) and the exercise price of the option (prior to the payment of taxes).

PENSION PLANS

  The table below shows the estimated annual benefits payable in 1997 under the Retirement Plan and the Supplemental Plan. Retirement benefits shown are based upon retirement at age 65 and the payment of a single life annuity, to persons in the specified compensation and years of service categories:

                                         ESTIMATED ANNUAL MINIMUM RETIREMENT
   AVERAGE EARNINGS DURING FIVE    BENEFITS FOR INDICATED YEARS OF CREDITED SERVICE
   HIGHEST CONSECUTIVE YEARS IN    ------------------------------------------------
FIFTEEN YEARS PRIOR TO RETIREMENT    15      20      25    30 (AND MORE THAN 30)(1)
---------------------------------  ------- ------- ------- ------------------------
    $125,000.....................   25,209  33,629  41,999          50,419
    $150,000.....................   30,647  40,883  51,058          61,294
    $175,000.....................   36,084  48,137  60,117          72,169
    $200,000.....................   41,522  55,390  69,176          83,044
    $225,000.....................   46,959  62,644  78,234          93,919
    $250,000.....................   52,397  69,898  87,293         104,794
    $300,000.....................   63,272  84,405 105,411         126,544
    $400,000.....................   85,022 113,419 141,647         170,044
    $450,000.....................   95,897 127,927 159,764         191,794
    $500,000.....................  106,772 142,434 177,882         213,544
    $550,000.....................  117,647 156,941 196,000         235,294
    $600,000.....................  128,522 171,448 214,118         257,044
    $650,000.....................  139,397 185,956 232,236         278,794
    $700,000.....................  150,272 200,463 250,353         300,544
    $750,000.....................  161,147 214,970 268,471         322,294
    $800,000.....................  172,022 229,477 286,589         344,044

--------
(1) There is no additional benefit payable under the Retirement Plan for years of service in excess of 30.

  The Retirement Plan for Employees of Millipore Corporation ("Retirement Plan") is a tax-qualified defined benefit "floor" plan which is designed to coordinate with the benefits available to participants under the Company's tax-qualified defined contribution profit sharing plan ("Participation Plan") to provide certain retirement benefits to eligible employees. An eligible employee receives benefits under the Retirement Plan to the extent that the benefits under the Participation Plan are inadequate to provide the minimum level of benefits specified by the Retirement Plan. There is no deduction or offset from benefits payable to employees under the Retirement Plan for amounts employees receive from Social Security or other sources. The Retirement Plan provides a minimum level of benefits based on service and earnings prior to retirement (which earnings are computed in the same manner as the cash compensation amounts set forth in the Summary Compensation Table) with a reduction in the benefit formula for less than thirty years of service. The benefits set forth in the Table above represent the minimum level of benefits specified by the Retirement Plan formula (without any offset for the Participation Plan balance).

  Millipore also maintains a supplemental non-qualified plan (the
"Supplemental Plan") to provide certain executive employees with benefits that would otherwise be lost by reason of restrictions imposed by the Internal Revenue Code limiting the amount of retirement benefits and deferred compensation which may be received under the Company's tax-qualified plans.

  Officers participate in the Retirement Plan on the same basis as other Millipore employees. As of December 31, 1997 full years of credited service under the Retirement Plan for certain officers were: Mr.

Zadel -- 1 year; Mr. Jacoby -- 22 years, Mr. Carroll 11 years and Mr. Lary 17 years. Mr. Takahashi, who is ineligible to participate in the Retirement Plan for U.S. employees, participates in the Nihon Millipore Directors Retirement Plan (the "Nihon Retirement Plan") for certain members of senior management (currently seven participants) of Nihon Millipore Ltd. Nihon Millipore Ltd. accrues amounts annually based on a percentage of the participant's annual salary. The Nihon Retirement Plan provides a basic retirement allowance for participants based on factors including final monthly salary, length of service and positions held within Nihon Millipore Ltd. during employment. Payments are made in one lump sum upon retirement.

EXECUTIVE TERMINATION AGREEMENTS

  Millipore has entered into agreements with Messrs. Zadel, Jacoby, Carroll, Lary as well as three other executive officers, to provide them with certain severance benefits in the event of an actual or impending "Change of Control" of Millipore. In substance, a Change of Control shall be deemed to have occurred when any person becomes the beneficial owner, directly or indirectly, of 20% of Millipore's then outstanding Common Stock or if those members who constituted a majority of the Board of Directors cease to be so. An "Impending Change of Control" means any event or circumstances which gives rise to a threat or likelihood of a Change of Control, whether or not it is approved by Millipore's management or directors.

  The executive officers who have entered into agreements with Millipore will be provided with benefits in the event that their employment with Millipore is terminated pursuant to or following a Change of Control. Each agreement provides that if the executive officer remains in Millipore's employ for at least 6 months following an event giving rise to an Impending Change of Control and, pursuant to or following a Change of Control, the employment of the executive officer is terminated, the executive officer will then receive the severance benefits. Generally, these benefits include: a lump sum termination payment equal to two times the highest amount of total cash compensation received in any twelve month period during the past 3 years (if such provisions had been triggered during 1997, the amounts payable to Messrs. Zadel, Jacoby, Carroll and Lary would have been $1,327,076, $668,362, $467,590 and $435,054, respectively) and a supplemental retirement benefit at age 65 for those executives whose tenure with Millipore at the time of such termination is less than that required under the Retirement Plan for full retirement benefits to make up either in whole or in part for any such shortfall. Further, in the event of an Impending Change of Control, options for purchase of shares of Common Stock become exercisable immediately and executive officers are given the right to sell to Millipore all shares held (or acquired within 90 days following a Change of Control) at a price equal to the highest price paid within 90 days prior to the exercise of such right.

                      OWNERSHIP OF MILLIPORE COMMON STOCK

MANAGEMENT OWNERSHIP OF MILLIPORE COMMON STOCK

  The following table sets forth information concerning the number of shares of Millipore Common Stock, $1.00 par value, beneficially owned, directly or indirectly, as of February 20,1998, by each Director or nominee; each of the five most highly compensated executive officers and all directors and executive officers as a group. This information is based on information provided by each Director, nominee and executive officer and the listing of such securities is not necessarily an acknowledgment of beneficial ownership. Unless otherwise indicated by footnote, the Director, nominee or officer held sole voting and investment power over such shares.

               NAME OF                     AMOUNT AND NATURE OF
           BENEFICIAL OWNER            SHARES BENEFICIALLY OWNED (1) % OF CLASS
           ----------------            ----------------------------- ----------
  Charles D. Baker....................             19,400                 *
  Robert C. Bishop....................              1,000                 *
  Samuel C. Butler....................             17,172                 *
  Robert E. Caldwell..................              2,500                 *
  Michael P. Carroll..................             34,802                 *
  Maureen A. Hendricks................              4,000                 *
  Mark Hoffman........................             23,000                 *
  Douglas B. Jacoby...................             90,462                 *
  John E. Lary........................             53,012                 *
  Thomas O. Pyle......................             17,400                 *
  John F. Reno........................             11,000                 *
  Hideo Takahashi.....................            155,825                 *
  C. William Zadel....................             99,830                 *
  All Directors and Executive Officers
   as a Group (16 persons including
   those listed above):...............            540,172(2)

--------
*None of these officers or directors owns as much as 1.0% of Millipore Common
 Stock.

(1) Included in the shares listed as beneficially owned are (i) shares subject to stock options under the Millipore Corporation 1989 Stock Option Plan for Non-Employee Directors which the following directors have the right to acquire within 60 days: Messrs. Baker, Hoffman and Pyle, 17,000 shares each; Mr.Butler 13,000 shares; Mr. Reno, 9,000 shares, Mrs. Hendricks, 3,500 shares and Mr. Caldwell, 2,500 shares and (ii) shares subject to stock options under the Millipore Corporation 1995 Combined Stock Option Plan (and the predecessor 1985 Plan) which the following executive officers have the right to acquire within 60 days: Mr. Zadel, 70,000 shares; Mr. Jacoby, 75,700 shares; Mr. Takahashi, 86,325 shares; Mr. Carroll, 23,750 shares and Mr. Lary, 43,050 shares. Excluded from the shares listed as beneficially owned are deferred compensation phantom stock units accrued to the deferred compensation accounts of the following directors: Mr. Bishop, 305.631 units; Mr. Butler, 6,871.623 units; Mrs. Hendricks, 1,653.642 units; Mr. Pyle, 8,888.258 units and Mr. Reno, 4,626.336 units. (See "Committees, Meetings and Fees of Directors" at p.
    8). Also excluded are 1,165.973 phantom stock units accrued to the account of Mr. Zadel, and 449 phantom stock units accrued to the account of one other officer under the Company's supplemental non-qualified benefit plan account.

(2) Includes 383,075 shares subject to acquisition by Directors and Officers within 60 days through the exercise of stock options. The foregoing aggregate figure represents approximately 1.2% of the issued and outstanding stock on such date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires Millipore's Directors and Officers and persons who own more than 10 percent of Millipore's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Millipore Common Stock. Millipore is required to disclose in its proxy statement any failure to file these reports by the required due dates. All of these filing requirements were satisfied, except for Messrs. Carroll and Lary who failed to file on a timely basis one Form 4 relating to two transactions and one Form 4 relating to one transaction, respectively. Millipore has relied solely on written representations of its Directors and Officers and copies of the reports they have filed with the Securities and Exchange Commission.

OTHER PRINCIPAL HOLDERS OF MILLIPORE COMMON STOCK

  As of February 20, 1998 the following persons are believed by Millipore to be the beneficial owners of more than 5% of Millipore Common Stock, Millipore's only class of voting securities.

                                                       AMOUNT AND NATURE PERCENT
                     NAME AND ADDRESS                    OF BENEFICIAL     OF
                    OF BENEFICIAL OWNER                    OWNERSHIP      CLASS
                    -------------------                ----------------- -------
     GSB Investment Management, Inc...................     2,576,356(1)   5.91%
      301 Commerce Street
      Fort Worth, TX 76102

     Manning & Napier Advisors, Inc...................     3,122,624(2)   7.17%
      1100 Chase Square
      Rochester, NY 14604

     PRIMECAP Management Company......................     4,050,800(3)   9.30%
      225 South Lake Avenue
      Pasadena, CA 91101

     Regents of the University of California..........     2,560,400(4)   5.86%
      300 Lakeside Drive
      Oakland, CA 94612

--------
(1) Sole voting and sole dispositive powers with respect to 934,240 shares and 2,440,266 shares respectively; shared dispositive power with respect to 136,090 shares.

(2) Sole voting and sole dispositive powers with respect to 2,997,799 shares and 3,122,624 shares, respectively; shared voting power with respect to 124,825 shares.

(3) Of the shares reported as beneficially owned by PRIMECAP Management Company, it has sole voting power and sole dispositive power over 1,550,800 shares and shared dispositive power over 2,500,000 shares. These 2,500,000 shares are reported as beneficially owned by Vanguard/PRIMECAP Fund, Inc. of Valley Forge, Pa. which has sole voting power and shared dispositive power over such shares.

(4) Sole voting and sole dispositive powers with respect to all of such shares.

  The foregoing information is based upon information received from the beneficial owners as well as Schedule 13G reports filed with the Securities and Exchange Commission by the above beneficial owners in January and February, 1998.

                                  ACCOUNTANTS

  Since 1970, Coopers & Lybrand L.L.P. ("Coopers & Lybrand"), independent public accountants, have reported on Millipore's annual financial statements, based on the recommendation of the Audit and Finance Committee of the Board of Directors. The Audit and Finance Committee has elected Coopers & Lybrand as Millipore's independent public accountants for fiscal 1997 and has also reviewed and approved the scope and nature of the services to be performed for Millipore by that firm. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting to make a statement if they wish to do so, and to respond to appropriate stockholder questions. See "Management and Election of Directors" for names of those Directors comprising the Audit and Finance Committee.

  Millipore's financial statements for 1997 were examined and reported upon by Coopers & Lybrand. In connection with this examination they also reviewed Millipore's Annual Report, its quarterly financial statements and its filings with the Securities and Exchange Commission, examined and reported upon the financial statements of Millipore's retirement plans, and provided consultation concerning the financial statement implications of various matters under consideration.

                             STOCKHOLDER PROPOSALS

  The deadline for receipt of stockholder proposals for inclusion in Millipore's 1999 Proxy Statement is November 22, 1998. To be included, all proposals must be in conformity with the rules of the Securities and Exchange Commission and must be received by Millipore at 80 Ashby Road, Bedford, Massachusetts 01730. Attention: Jeffrey Rudin, Vice President and General Counsel, on or before the foregoing date.

                            FORM 10-K ANNUAL REPORT

  Stockholders may obtain without charge a copy of Millipore's Annual Report on Form 10-K for the year ended December 31, 1997, by writing to Geoffrey E. Helliwell, Director of Investor Relations, Millipore Corporation, 80 Ashby Road, Bedford, Massachusetts 01730.

                                OTHER BUSINESS

  The Board of Directors is not aware of any other business to come before the Annual Meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment as to such matters.

                                          Millipore Corporation

March 20, 1998

                                                                   SKU-960-PS-98

                                  DETACH HERE

                                     PROXY

                             MILLIPORE CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS APRIL 16, 1998

     The undersigned hereby constitutes and appoints C. WILLIAM ZADEL, FRANCIS
J. LUNGER and JEFFREY RUDIN, and each of them singly, proxies and attorneys of the undersigned with full power of substitution, to vote all shares of Common Stock of Millipore Corporation ("Millipore") held by the undersigned or in respect of which the undersigned would be entitled to vote or act at the Annual Meeting of Stockholders of Millipore to be held in Bedford, Massachusetts on April 16, 1998 and at any adjournments of said meeting (except as expressly limited on the reverse side) which the undersigned would possess if personally present. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

------------------                                          --------------------
   SEE REVERSE            (CONTINUED ON REVERSE SIDE)            SEE REVERSE
      SIDE                                                          SIDE
------------------                                          --------------------

MILLIPORE                                     YOUR PROXY CARD IS ATTACHED BELOW.
                                                         YOUR VOTE IS IMPORTANT.




MIL26 F                           DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND UNLESS OTHERWISE SPECIFIED IN THE BOXES PROVIDED, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES, AND IN THE DISCRETION AT THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

1. Election of Directors
   The undersigned GRANTS authority to elect as directors the following nominees:
   NOMINEES: Robert C. Bishop, Samuel C. Butler, Robert E. Caldwell

                [_]   FOR        [_] WITHHELD
                      ALL            FROM ALL
                    NOMINEES         NOMINEES

[_]
   -----------------------------------------
    For all nominees except as noted above



                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT   [_]

                             Please sign exactly as your name appears hereon. Joint Owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                 Date:        Signature:                 Date:
          ----------------      -------           ----------------      -------